Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Socket Mobile, Inc.

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus for the registration of 1,194,027 shares of common stock of our report dated March 30, 2023 with respect to the financial statements of Socket Mobile, Inc. for the years ended December 31, 2022 and 2021, included in its Form 10-K filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

June 6, 2023